Exhibit 10.2
CONVERTIBLE PROMISSORY NOTE

$2,650,000	February 28, 2015
Santa Barbara, California

FOR VALUE RECEIVED, Solar3D, Inc., a Delaware corporation (the “Borrower”)

hereby promises to pay to the order of MD Energy, LLC, a Nevada limited liability company or its assigns ( the “Lender”), at 9291 9th Street, Rancho Cucamonga, California, the principal sum of Two Million Six Hundred Fifty Thousand Dollars U.S. ($2,650,000) plus simple interest at the rate of 4% per annum commencing to accrue on the date first above written, payable principal and all accrued interest in accordance with the terms and conditions of this Note.  This Note represents a portion of the Purchase Price paid by MD Energy, Inc., a California corporation (“Buyer”), and Borrower to Lender pursuant to that certain Amended and Restated Asset Purchase Agreement by and between Lender, as Seller, Borrower and Buyer, of even date herewith (the “Asset Purchase Agreement”), as such capitalized terms are defined in such Agreement.

1.         Payment on Note.   Commencing on March 31, 2015, and on the last day of each quarter thereafter during the first two years of this Note, Borrower will make quarterly interest only payments to Lender for interest accrued on the Note during the prior quarter.  Commencing with the quarter ending on June 30, 2017, Borrower will make quarterly payments of interest accrued on the Note during the prior quarter plus $220,833.33, with the final payment of all outstanding principal and accrued but unpaid interest on this Note due and payable on February 28, 2020 (the “Maturity Date”).  No later than fifteen (15) days after each payment due date, Borrower will pay each payment to the Lender by depositing the appropriate payment amount into an account designated by the Lender in writing delivered to the Borrower prior to the execution of this Note.

2.         Right of Prepayment.  Borrower has the right to prepay all or any portion of this Note at any time without penalty upon at least ten days prior written notice to Lender. Such prepayments shall be applied first to interest and then to principal.

3.         Conversion.  Lender has the right to convert up to one-third of the outstanding balance of the Note into shares of fully paid and non-assessable common stock of the Borrower (the “Common Stock”) on or after each of the following dates:  November 30, 2015, November 30, 2016 and November 30, 2017.   The conversion price shall be $2.60 per share (the “Initial Conversion Price”).  The Initial Conversion Price shall be subject to equitable adjustments for stock splits, combinations, recapitalizations, reclassifications, and similar events of the Borrower.   With respect to the public resale of the Common Stock, the Lender shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Borrower, as described in Rule 144 of the Securities Act of 1933, as amended, even if the Lender is no longer a technical affiliate of the Borrower.

4.         Borrower Right to Force Conversion and Right of Offset.  In the event of any material breach by the Lender of the Asset Purchase Agreement, Borrower will have the right to offset the amount of damages incurred by the Borrower as a result of such breach against the amounts owed by it on this Note, subject to customary dispute resolution available at law or in equity.   In the event that the Lender (a) voluntarily resigns as an employee of the Borrower, unless the Lender’s employment with MDE is terminated by Lender due to death, disability rendering the Lender unable to work, or a constructive termination of the Lender’s employment by the Borrower, or (b) is involuntarily terminated as an employee of the Borrower for “cause” (“Terminating Lender”), in either case prior to the “End of Term” as defined in Section 2 of the Asset Purchase Agreement, then the Borrower will have the right, exercisable at any time for a period of one year after such termination, to either (i) cause an immediate conversion of all or any portion of the entire outstanding balance of the Terminating Lender’s Note into shares of the Borrower’s common stock in accordance with the terms and conditions of this Note, or (ii) prepay all or any portion of the outstanding balance of the Note in cash; provided, that all common stock issued to the Terminating Lender pursuant to such a conversion will be subject to a two year lock-up whereby the Terminating Lender will not be able to transfer, hypothecate, assign or sell any of those shares for two years after receipt of them.  For the purpose of this Note, “cause” has the meaning ascribed to it in Section 3.1 of the Asset Purchase Agreement.  This Note is not secured.

5.         Default.  Any of the following shall constitute a default (“Event of Default”) by Borrower hereunder:

(a)       The failure of Borrower to make any payment of principal or interest required hereunder within fifteen (15) days of the due date for such payment; or

(b)       The failure of Borrower to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of forty- five (45) days after written notice of the default by Lender to the Borrower.

Upon the occurrence of (a) an Event of Default under Section 5(a) of this Note that is not cured within forty five (45) days of the due date for the defaulted payment, (b) an Event of Default under Section 5(b) of this Note, (c) a sale for cash or notes and no other securities of all or substantially all of the assets of the Borrower, or (d) a sale for cash or notes and no other securities of all or substantially all of the issued and outstanding voting capital stock of the Borrower resulting in a change of control of the Borrower, or (e) the filing of bankruptcy proceedings for the Borrower that is not dismissed within sixty (60) days of the filing,  Lender  may,  at  his  option,  declare  immediately due  and  payable  the  entire  unpaid principal sum of this Note together with all accrued and unpaid interest owing at the time of such declaration pursuant to this Note.  Furthermore, in the Event of Default under Section 5(a) of this Note, Lender will have the right at any time to convert the entire amount of the defaulted payment into Borrower’s Common Stock at the Initial Conversion Price, if the conversion is voluntary but not if it is forced under Section 4 of this Note.

6.         Costs of Collections.   Lender shall be entitled to collect reasonable attorney’s fees and costs from Borrower, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

7.         Payment and Place of Payment.  This Note shall be payable in lawful money of the United States.  All payments on this Note are to be made or given to Lender at the address provided to Borrower or to such other place as Lender may from time to time direct by written notice to Borrower.

8.         Waiver.  Borrower, for itself and its successors, transferors and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

9.        Severability.   If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.       No Partner.   Lender shall not become or be deemed to be a partner or joint venturer with Borrower by reason of any provision of this Note.  Nothing herein shall constitute Borrower and Lender as partners or joint venturers or require Lender to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Borrower.

11.       No Waiver.  The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

12.       Nonrecourse.  In the event that the Borrower defaults on this Note, Lender shall look solely to the Borrower for repayment and none of the shareholders, officers, directors or affiliates of the Borrower shall have any personal liability for payment hereunder.

13.       Assignability. The Lender may not assign this Note without the express prior written approval of the Borrower, which it may grant or withhold in its sole and absolute discretion. This Note shall be binding upon the Borrower and its successors and shall inure to the benefit of the Lender and its successors and assigns, if any.

14.       Governing Law and Venue.   This Note shall be governed by and construed solely in accordance with the laws of the State of California without giving effect to applicable conflict of laws provisions. Borrower and Lender agree that the sole jurisdiction and venue for any litigation arising out of the Note involving Borrower or Lender shall be in the appropriate federal or state court located in Santa Barbara County, California.

15.       Entire Agreement.   This Note and the Asset Purchase Agreement contain the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

16.       Counterparts.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile executions of this Note shall be deemed original.

[Signatures on following page]

IN WITNESS WHEREOF, Borrower and Lender have executed this Note on February 28, 2015, to be effective as of the date first hereinabove written.

BORROWER:                                                                     SOLAR3D, INC., a Delaware corporation

By: /s/ James B. Nelson
James B. Nelson, Chief Executive Officer

LENDER:

/s/ Daniel J. Mitchell
Daniel J. Mitchell

/s/ Andrea C. Mitchell
Andrea C. Mitchell